COLFAX CORPORATION

2008 OMNIBUS INCENTIVE PLAN

OUTSIDE DIRECTOR RESTRICTED STOCK UNIT AGREEMENT

Colfax Corporation, a Delaware corporation (the “Company”), hereby grants stock units relating to shares of its common stock, $.001 par value (the “Stock”), to the individual named below as the Grantee. The terms and conditions of the grant are set forth in this cover sheet and the attachment (collectively, the “Agreement”) and in the Colfax Corporation 2008 Omnibus Incentive Plan (the “Plan”).

Grant Date: _____________, 20__

Name of Grantee: ____________________________________

Grantee’s Social Security Number: _______-_______-______

Number of Stock Units Covered by Grant: ____________

Vesting Schedule: Vesting Date Vesting Percentage

1st anniversary of Grant Date 100%

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which will be provided on request. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Grantee:
(Signature)

Company:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

COLFAX CORPORATION

2008 OMNIBUS INCENTIVE PLAN

OUTSIDE DIRECTOR RESTRICTED STOCK UNIT AGREEMENT

Stock Unit Transferability	This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the vesting conditions described below (“Stock Units”). Your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.
Vesting	Your Stock Unit grant shall vest according to the schedule set forth on the cover sheet; provided, that, you remain in Service on the relevant Vesting Date. If your Service terminates for any reason other than death or Disability, you will forfeit any Stock Units in which you have not yet become vested.
Death	If your Service terminates because of your death, your Stock Units will immediately become 100% vested.
Disability	If your Service terminates because of your Disability, your Stock Units will immediately become 100% vested.
Delivery of Stock Pursuant to Units

Delivery of the shares of Stock represented by your vested Stock Units shall be made as soon as practicable upon vesting and in any event not later than 2 ½ months after the end of the calendar year in which they vest.

Withholding Taxes	You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Stock Units or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company will have the right to: (i) require that you arrange such payments to the Company, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) cause an immediate forfeiture of shares of Stock subject to the Stock Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.
Retention Rights	This Agreement does not give you the right to be retained by the Company (or any Affiliates) in any capacity.
Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Stock Units unless and until the Stock relating to the Stock Units has been delivered to you. You will, however, be entitled to receive, upon the Company’s payment of a cash dividend on outstanding Stock, a cash payment for each Stock Unit that you hold as of the record date for such dividend equal to the per-share dividend paid on the Stock.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan. Your Stock Units shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity in accordance with the terms of the Plan.
Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.
Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact the Corporate Secretary to request paper copies of these documents.
The Plan	The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.